Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road
Wilmington, MA 01887-1086	contact:	John B. Bartlett
Telephone 978-658-8888 Ext 520		Senior Vice President
Facsimile 978-988-0659		jbartlett@unifirst.com

UNIFIRST ANNOUNCES RECORD FINANCIAL RESULTS

FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2007

Wilmington, MA (June 27, 2007) -- UniFirst Corporation (NYSE: UNF) today announced its revenues and earnings for its third quarter and first nine months of fiscal 2007 which ended May 26, 2007.

Revenues were a record $229.8 million and $674.6 million for the third quarter and first nine months of fiscal 2007, respectively. These revenues represent an increase of 8.5% and 10.0%, respectively, from the $211.9 million and $613.4 million in the comparable 2006 periods.

Third quarter net income increased 25.3% to $13.7 million, or $0.71 per diluted common share, compared to net income of $10.9 million, or $0.57 per diluted common share in the third quarter of fiscal 2006. Net income for the first nine months of fiscal 2007 increased 20.1% to $34.4 million, or $1.78 per diluted common share, compared to $28.6 million, or $1.48 per diluted common share for the comparable period in 2006. These increases in earnings are primarily the result of the improved profitability of the Company’s Specialty Garments segment as well as the continued strong performance of the Company’s core laundry operations.

The Company’s nine month earnings for fiscal 2007 were affected by severance expense as well as by adjustments made to the Company’s environmental reserves in the second fiscal quarter of fiscal 2007. These combined to decrease the Company’s income from operations and net income by approximately $2.3 million and $1.4 million, respectively. Without these adjustments, the Company’s diluted earnings per share for the first nine months of fiscal 2007 would have been $1.85.

Excluding the items discussed above for the nine month period, income from operations from the Company’s core laundry business, which excludes the Company’s Specialty Garments and First Aid segments, increased 13.8% and 15.1% in the third quarter and nine month periods, respectively, as compared to fiscal 2006. These increases were the result of revenue growth of 8.0% and 9.4% in the third quarter and nine month periods, respectively, as well as lower operating costs as a percentage of revenues. The Company’s revenue growth was primarily due to organic growth, which was 5.5% and 6.7% for the third quarter and nine month periods, respectively. The Company’s operating margin also benefited from modest reductions in energy, production and delivery costs as a percentage of revenues. These decreases were partially offset by higher merchandise costs as a percentage of revenues.

The Company’s Specialty Garments segment had income from operations in the third quarter of fiscal 2007 of $3.0 million which was up from $0.8 million in fiscal 2006. This increase was due to an 18.2% increase in revenues for this segment compared to the fiscal 2006 third quarter.

"We're pleased with our results through the first three fiscal quarters", said UniFirst CEO, Ronald Croatti. "The core laundry operations continue to perform well as recent acquisitions have made solid contributions and our Specialty Garments segment had an excellent showing. We expect to be able to continue our strong performance during the fourth quarter and finish with a record year."

The Company will hold a conference call today at 4:00 PM (EST) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

UniFirst is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs approximately 9,800 team partners who serve nearly 200,000 customer locations in 46 US states, Canada and Europe from 189 manufacturing, distribution and customer service facilities. UniFirst Corporation is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy and general economic conditions. When used in this public announcement, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended

	May 26,	May 27,	May 26,	May 27,
(In thousands, except share and per share data)	2007	2006	2007	2006

Revenues	$229,849	$211,938	$674,593	$613,431

Costs and expenses:
Operating costs (1)	144,257	134,383	427,366	392,881
Selling and administrative expenses (1)	48,659	45,710	147,490	132,935
Depreciation and amortization	12,322	11,515	35,726	33,725
	205,238	191,608	610,582	559,541

Income from operations	24,611	20,330	64,011	53,890

Other expense (income):
Interest expense	3,226	2,996	9,546	7,991
Interest income	(451)	(419)	(1,455)	(1,150)
	2,775	2,577	8,091	6,841

Income before income taxes	21,836	17,753	55,920	47,049
Provision for income taxes	8,153	6,835	21,531	18,414

Net income	$13,683	$10,918	$34,389	$28,635

Income per share – Basic:
Common Stock	$0.75	$0.63	$1.88	$1.65
Class B Common Stock	$0.60	$0.50	$1.51	$1.32

Income per share – Diluted:
Common Stock	$0.71	$0.57	$1.78	$1.48

Weighted average number of shares outstanding – Basic:
Common Stock	14,333	9,814	14,320	9,726
Class B Common Stock	4,937	9,429	4,939	9,515
	19,270	19,243	19,259	19,241

Weighted average number of shares outstanding – Diluted:
Common Stock	19,371	19,311	19,347	19,315

Dividends per share:
Common Stock	$0.0375	$0.0375	$0.1125	$0.1125
Class B Common Stock	$0.0300	$0.0300	$0.0900	$0.0900

(1) Exclusive of depreciation and amortization

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)	May 26, 2007	August 26, 2006 (a)
Assets
Current assets:
Cash and cash equivalents	$11,234	$8,302
Receivables, net	97,602	86,549
Inventories	39,040	36,469
Rental merchandise in service	84,174	85,875
Prepaid and deferred income taxes	10,628	10,046
Prepaid expenses	2,340	1,672

Total current assets	245,018	228,913

Property and equipment:
Land, buildings and leasehold improvements	281,644	269,696
Machinery and equipment	299,587	284,619
Motor vehicles	94,521	84,138

	675,752	638,453
Less - accumulated depreciation	342,321	319,550
	333,431	318,903

Goodwill	224,417	211,489
Customer contracts and other intangible assets, net	62,958	64,022
Other assets	7,487	6,375

	$873,311	$829,702

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term obligations	$558	$613
Accounts payable	41,358	43,003
Accrued liabilities	85,742	80,580
Accrued income taxes	—	3,041

Total current liabilities	127,658	127,237

Long-term obligations, net of current maturities	217,553	209,922
Deferred income taxes	40,102	39,998

Shareholders' equity:
Common Stock	1,433	1,431
Class B Common Stock	494	494
Capital surplus	15,766	14,497
Retained earnings	463,815	431,481
Accumulated other comprehensive income	6,490	4,642

Total shareholders' equity	487,997	452,545

	$873,311	$829,702

(a) Derived from audited financial statements

UniFirst Corporation and Subsidiaries

Detail of Operating Results

(Unaudited)

Revenues

	May 26,	May 27,	Dollar	Percent
(In thousands, except percentages)	2007	2006	Change	Change

Thirteen weeks ending:
Core Laundry Operations	$203,260	$188,260	$15,000	8.0%
Specialty Garments	18,272	15,453	2,819	18.2
First Aid	8,317	8,225	92	1.1
Consolidated total	$229,849	$211,938	$17,911	8.5%

Thirty-nine weeks ending:
Core Laundry Operations	$602,774	$550,760	$52,014	9.4%
Specialty Garments	48,376	40,000	8,376	20.9
First Aid	23,443	22,671	772	3.4
Consolidated total	$674,593	$613,431	$61,162	10.0%

Income from Operations

	May 26,	May 27,	Dollar	Percent
(In thousands, except percentages)	2007	2006	Change	Change

Thirteen weeks ending:
Core Laundry Operations	$21,345	$18,757	$2,588	13.8%
Specialty Garments	3,006	834	2,172	260.4
First Aid	260	739	(479)	-64.8
Consolidated total	$24,611	$20,330	$4,281	21.1%

Thirty-nine weeks ending:
Core Laundry Operations	$57,620	$52,079	$5,541	10.6%
Specialty Garments	5,501	454	5,047	1,111.7
First Aid	890	1,357	(467)	-34.4
Consolidated total	$64,011	$53,890	$10,121	18.8%